Exhibit 99.1

CKE RESTAURANTS, INC. REPORTS FOURTH QUARTER AND
2004 FISCAL YEAR-END RESULTS

Continued Positive Performance Trends at Carl’s Jr.® and Hardee’s®

     CARPINTERIA, Calif. — April 7, 2004 — CKE Restaurants, Inc. (NYSE:CKR) announced today fourth quarter and 2004 fiscal year-end results and the filing of its Annual Report on Form 10-K with the Securities and Exchange Commission (“SEC”) for the fiscal year ended January 26, 2004.

Fourth Quarter Highlights

•	Same-store sales increase for third consecutive quarter at company-operated Carl’s Jr. and Hardee’s restaurants; 5.3 percent and 9.2 percent, respectively.

•	Restaurant-level margins at Carl’s Jr. improve 80 basis points over the prior-year quarter – from 19.7 percent in the fourth quarter of fiscal 2003 to 20.5 percent in the current-year quarter.

•	Restaurant-level margins at Hardee’s improve 450 basis points over the prior-year quarter – from 4.5 percent in the fourth quarter of fiscal 2003 to 9.0 percent in the current-year quarter.

•	Average unit volumes for the fiscal year increase to $1,187,000 and $792,000 at company-operated Carl’s Jr. and Hardee’s restaurants, respectively, as compared to $1,152,000 and $763,000, respectively, in the prior year quarter.

•	Fourth quarter consolidated revenue increases for the third consecutive quarter to $325.4 million, a 9.0 percent increase over the prior year.

•	Consolidated operating loss for the fourth quarter totals $41.4 million, which includes previously reported fourth quarter charges of $34.1 million for goodwill impairment and $16.6 million for facility-action charges. Absent these charges, operating income would have been approximately $9.3 million in the fourth quarter, as compared to the prior year operating loss of $4.2 million absent facility-action charges of $0.2 million.

•	Fourth quarter net loss totals $51.2 million, or a net loss of $0.86 per diluted share, which includes the $34.1 million and $16.6 million charges noted above. Absent these charges, the Company operated at a net loss of $500,000, or a net loss of $0.01 per diluted share, during the fourth quarter. Absent facility-action charges of $0.2 million, the net loss in the prior year quarter was $7.5 million, or a net loss of $0.13 per diluted share.

Full Year Highlights

•	Same-store sales increase for company-operated Carl’s Jr. and Hardee’s restaurants during fiscal 2004; 2.9 percent and 2.5 percent, respectively.

•	Consolidated revenue for fiscal 2004 increases 3.7 percent to $1.41 billion.

•	Consolidated operating loss for the fiscal year totals $4.6 million and includes the aforementioned $34.1 million goodwill impairment charge and $19.8 million of facility-action charges. Prior-year operating income was $42.0 million and included $6.0 million of facility-action charges. Absent these charges, operating income would have been $49.3 million in fiscal 2004 as compared to $48.0 million in the prior year.

•	Consolidated net loss for the fiscal year totals $48.6 million, or a loss of $0.82 per diluted share. Absent the $34.1 million and $19.8 million charges noted above, net income would have been approximately $5.3 million, or $0.09 per diluted share. Prior-year net income before cumulative effect of accounting change for goodwill was $25.8 million, or $0.44 per diluted share. Prior-year results include $6.0 million of facility-action charges and approximately $21.3 million of gains related to the sale of Checkers Drive-In Restaurants, Inc., stock, a tax refund and a gain on the retirement of convertible debt. Excluding the facility-action charges and $21.3 million in gains, prior-year net income before cumulative effect for accounting change would have been approximately $10.5 million, or $0.18 per diluted share.

     In this earnings release, we provide both net income (loss) and operating income (loss) determined in accordance with generally accepted accounting principles (GAAP), and net income (loss) and operating income (loss) adjusted to exclude goodwill impairment charges, facility-action charges and certain non-operating gains. These non-GAAP financial measures are used by management to evaluate financial and operating performance. We do not consider the goodwill impairment charges, facility-action charges and certain non-operating gains to be directly related to operating results for the periods discussed. Use of these non-GAAP financial measures also facilitates comparisons to prior-period financial results and to the results of our competitors. These financial measures are also comparable to forecasts made by securities analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP financial measures are not intended to be a substitute for net income (loss) and operating income (loss) determined in accordance with GAAP.

EXECUTIVE COMMENTARY

     Commenting on the Company’s performance, Andrew F. Puzder, President and Chief Executive Officer said, “We are pleased with our 2004 results, and ended the year on a strong note. We rolled out the Hardee's Revolution according to our plan. As anticipated, first quarter 2004 sales were negatively impacted by the rollout, and growth was flat in the second quarter as the rollout continued. In the third and fourth quarters, sales increased as a result of the Revolution, and, importantly, Hardee’s restaurant-level margins increased substantially over the prior year in the fourth quarter.

     “Driven primarily by continued favorable customer response to our premium-product strategy at both Carl’s Jr. and Hardee’s, consolidated revenues increased for the third quarter in a row. Margins were strong at both brands in the fourth quarter, particularly Hardee’s, which achieved a 9.0 percent restaurant-level margin – double the prior-year result of 4.5 percent. Our continued strong results at Carl’s Jr., combined with the emerging strength at Hardee’s, tells us that our premium product strategy works and is on track.

     “On February 13, 2004, we announced certain fourth quarter goodwill impairment and facility-action charges (“FAC’s”), which collectively total approximately $50.7 million, or approximately $0.85 per diluted share. Our fourth quarter net loss was $51.2 million, or a net loss of $0.86 per diluted share. Without the impairments and FAC’s, we operated at a net loss of $500,000, or a net loss of $0.01 per diluted share, during the fourth quarter. In the prior year, we incurred a net loss of $7.5 million, absent $0.2 million of facility-action charges, or a net loss of $0.13 per diluted share.”

     Carl’s Jr.

     “Same-store sales at company-operated Carl’s Jr. restaurants increased 5.3 percent during the fourth quarter over a prior-year increase of 2.1 percent. Revenues at company-operated Carl’s Jr. restaurants increased $6.4 million, or 5.5 percent, over the prior-year quarter,” continued Puzder. “Contributing to increases in same-store sales and revenue was the introduction of The Six Dollar Burger™ Line and the January launch of the Low Carb Six Dollar Burger™. An emphasis on higher-priced, premium products supported average guest check this quarter, which climbed $0.44 year-over-year, or 8.3 percent, to $5.74 at company-operated restaurants. Like the change we had already made at Hardee’s, our recent switch to Angus beef in The Six Dollar Burger Line further underscores our goal of being a leader within the premium product segment.

     “During the fourth quarter we continued to experience very high beef prices. However, Carl’s Jr. was able to maintain strong restaurant-level margins this quarter. Restaurant-level margins at company-operated Carl’s Jr. restaurants increased 80 basis points year-over-year to 20.5 percent. Carl’s Jr. generated $9.7 million of operating income this quarter, a decrease of $0.7 million from the prior year due to the recording of $3.3 million of facility-action charges during the current quarter.”

     Hardee’s

     “Same-store sales at company-operated Hardee’s restaurants increased 9.2 percent during the fourth quarter compared to a prior-year decline of 5.8 percent,” added Puzder. “Revenue from company-operated Hardee’s restaurants increased $13.2 million, or 11.4 percent, over the prior-year quarter. Average guest check increased 11 percent year-over-year to $4.55 from $4.10 in the prior-year quarter.

     “Hardee’s restaurant-level margins of 9.0 percent in the fourth quarter showed a 450 basis point improvement over the prior-year quarter in spite of recent increases in commodity prices, in particular the price of beef. The price increase and other actions we took at the beginning of the fourth quarter to improve restaurant-level margins were very effective. We feel that our premium product strategy has allowed us to gain a measure of credibility with our guests and that has translated into strong same-store sales increases over the last nine periods and is now driving our restaurant-level margin improvement over prior year. Hardee’s operating loss of $15.4 million in the fourth quarter includes $13.2 million of facility-action charges. Excluding the facility-action charges, the operating loss was $2.2 million as compared to the prior-year quarterly operating loss of $14.2 million, which included $0.2 million of facility-action charges.”

     “Again, we are very pleased with the results for the fourth quarter and fiscal year and look forward to keeping you abreast of our developments moving forward.”

     CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates 3,250 restaurants, including 1,006 Carl’s Jr.® restaurants, 2,121 Hardee’s® restaurants, and 102 La Salsa Fresh Mexican Grill® restaurants in 44 states and in 14 countries.

SEC FILINGS

     The Company’s filings with the SEC are available to investors at www.shareholder.com/cke/investors.cfm.

CONFERENCE CALL

     The Company will host a conference call and Webcast to discuss its fourth quarter and fiscal year-end results on April 8, 2004 at 9:30 a.m. (EST) / 6:30 a.m. (PST). The Company invites investors to listen to the live audiocast of the conference call at http://www.shareholder.com/cke/medialist.cfm.

SAFE HARBOR DISCLOSURE

     Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals, and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategy, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designed for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

     Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

(Dollars in thousands except par values)	January 31, 2004	January 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$54,355	$18,440
Accounts receivable, net	26,729	40,593
Related party trade receivables	7,991	5,106
Inventories	18,492	19,224
Prepaid expenses	15,589	16,325
Assets held for sale	18,760	21,170
Other current assets	1,656	1,492

Total current assets	143,572	122,350
Notes receivable	2,317	3,891
Property and equipment, net	518,881	553,325
Property under capital leases, net	46,382	59,014
Goodwill	22,649	56,708
Other assets	39,522	48,185

Total assets	$773,323	$843,473

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of bank indebtedness and other long-term debt	$26,843	$25,320
Current portion of capital lease obligations	7,042	9,782
Accounts payable	47,592	56,968
Other current liabilities	107,439	101,732

Total current liabilities	188,916	193,802
Bank indebtedness and other long-term debt, less current portion	22,428	3,596
Senior subordinated notes	200,000	200,000
Convertible subordinated notes due 2004	—	122,319
Convertible subordinated notes due 2023	105,000	—
Capital lease obligations, less current portion	57,111	62,518
Other long-term liabilities	53,636	67,664

Total liabilities	627,091	649,899

Stockholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 59,216,000 shares and 58,868,000 shares on January 31, 2004 and 2003, respectively	592	589
Additional paid-in capital	464,689	463,474
Officer and non-employee director notes receivable	(2,530)	(2,530)
Accumulated deficit	(306,113)	(257,553)
Treasury stock at cost, 1,585,000 shares	(10,406)	(10,406)

Total stockholders’ equity	146,232	193,574

Total liabilities and stockholders’ equity	$773,323	$843,473

CKE RESTAURANTS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations

(In thousands except per share amounts)	Twelve Weeks Ended		Fiscal Years Ended
	January 26, 2004	January 27, 2003	January 26, 2004	January 27, 2003
Revenue:
Company-operated restaurants	$261,692	$242,501	$1,142,929	$1,109,646
Franchised and licensed restaurants and other	63,691	56,095	270,508	253,749

Total revenue	325,383	298,596	1,413,437	1,363,395

Operating costs and expenses:
Restaurant operations:
Food and packaging	78,126	70,668	340,676	320,217
Payroll and other employee benefit expenses	86,467	81,262	370,700	358,827
Occupancy and other operating expenses	60,681	61,830	262,036	252,971

	225,274	213,760	973,412	932,015
Franchised and licensed restaurants and other	48,435	45,963	211,809	196,525
Advertising expenses	16,851	16,909	71,154	72,382
General and administrative expenses	25,564	26,142	107,799	114,438
Facility action charges, net	16,595	185	19,788	6,012
Impairment of goodwill	34,059	—	34,059	—

Total operating costs and expenses	366,778	302,959	1,418,021	1,321,372

Operating income (loss)	(41,395)	(4,363)	(4,584)	42,023
Interest expense	(8,840)	(7,613)	(39,991)	(39,954)
Other income (expense), net	1,131	3,980	648	15,809

Income (loss) before income taxes, discontinued operations and cumulative effect of accounting change for goodwill	(49,104)	(7,996)	(43,927)	17,878
Income tax expense (benefit)	1,222	211	1,843	(7,932)

Income (loss) from continuing operations	(50,326)	(8,207)	(45,770)	25,810
Discontinued operations:
Income (loss) from operations of discontinued segment (net of income tax expense (benefit) of $47, $(5), $0 and $(31) for the twelve-week periods ended January 26, 2004 and January 27, 2003, and the fiscal years ended January 26, 2004 and January 27, 2003, respectively)	(835)	517	(2,790)	(53)

Income (loss) before cumulative effect of accounting change for goodwill	(51,161)	(7,690)	(48,560)	25,757
Cumulative effect of accounting change for goodwill	—	—	—	(175,780)

Net loss	$(51,161)	$(7,690)	$(48,560)	$(150,023)

Basic income (loss) per common share:
Continuing operations	$(0.85)	$(0.14)	$(0.77)	$0.45
Discontinued operations	(0.01)	0.01	(0.05)	—

Income (loss) before cumulative effect of accounting change	(0.86)	(0.13)	(0.82)	0.45
Cumulative effect of accounting change for goodwill	—	—	—	(3.10)

Net loss	(0.86)	(0.13)	(0.82)	(2.65)

Diluted income (loss) per common share:
Continuing operations	(0.85)	(0.14)	(0.77)	0.44
Discontinued operations	(0.01)	0.01	(0.05)	—

Income (loss) before cumulative effect of accounting change	(0.86)	(0.13)	(0.82)	0.44
Cumulative effect of accounting change for goodwill	—	—	—	(3.02)

Net loss	$(0.86)	$(0.13)	$(0.82)	$(2.58)

Weighted-average common shares outstanding:
Basic	59,204	58,867	59,121	56,649
Dilutive effect of stock options, warrants and convertible notes	—	636	—	1,475

Diluted	59,204	59,503	59,121	58,124

CKE RESTAURANTS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Fiscal years ended January 31,
(In thousands)	2004	2003	2002
Cash flow from operating activities:
Net loss	$(48,560)	$(150,023)	$(83,956)
Adjustments to reconcile net loss to net cash provided by operating activities, excluding effects of acquisition:
Cumulative effect of accounting change	—	175,780	—
Impairment of goodwill	34,059	—	—
Depreciation and amortization	66,959	63,064	70,871
Amortization of loan fees	4,451	4,238	9,616
Provision for (recovery of) losses on accounts and notes receivable	2,260	(1,290)	6,057
(Gain) loss on investments, sale of property and equipment, capital leases and extinguishment of debts	3,275	(10,586)	—
Facility action charges, net	19,788	6,012	75,111
Other, non cash charges (credits)	(284)	13	2,300
Change in estimated liability for closing restaurants and estimated liability for self-insurance	(10,304)	(16,476)	(21,215)
Net change in refundable income taxes	643	3,262	31,539
Net change in receivables, inventories, prepaid expenses and other current assets	2,971	(11,075)	1,695
Net change in accounts payable and other current liabilities	(3,742)	(1,990)	(16,633)
Loss from operations of discontinued segment	2,790	53	—
Net cash provided to discontinued operations	(244)	(3,104)	—

Net cash provided by operating activities	74,062	57,878	75,385

Cash flow from investing activities:
Purchase of:
Property and equipment	(47,873)	(77,405)	(25,503)
Proceeds from sale of:
Marketable securities and long-term investments	—	9,248	4,121
Property and equipment	18,827	23,781	68,278
Collections on notes receivable and net change in related party receivables	5,133	2,884	2,625
Acquisition of SBRG, net of payments made to acquire SBRG	—	1,670	—
Net change in other assets	3,937	2,409	4,154
Dispositions of brand, net of cash surrendered	—	—	62,412

Net cash provided by (used in) investing activities	(19,976)	(37,413)	116,087

Cash flow from financing activities:
Net change in bank overdraft	(2,613)	3,387	6,633
Long-term borrowings	149,500	114,500	140,217
Repayments of long-term debt	(274,500)	(129,957)	(308,737)
Repayments of capital lease obligations	(10,727)	(10,340)	(10,645)
Payment of deferred financing costs	(6,227)	(5,432)	(4,208)
Net change in other long-term liabilities	(472)	(1,941)	(3,015)
Proceeds from issuance of convertible debt	101,588	—	—
Proceeds from credit facility term loan	25,000	—	—
Repayment of credit facility term loan	(938)
Collection (issuance) of officer and non-employee director notes receivable	—	1,709	(4,239)
Exercise of stock options and conversion of convertible subordinated notes	1,218	1,407	304

Net cash used in financing activities	(18,171)	(26,667)	(183,690)

Net increase (decrease) in cash and cash equivalents	35,915	(6,202)	7,782
Cash and cash equivalents at beginning of year	18,440	24,642	16,860

Cash and cash equivalents at end of year	$54,355	$18,440	$24,642

These statements should be read in conjunction with the Company’s Quarterly
Report on Form 10-Q for the quarter ended November 3, 2003

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